Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS STRONG SECOND QUARTER RESULTS

Highlights

•	15% increase in sales and 39% increase in second quarter EPS.

•	Major planned maintenance turnaround successfully completed at Calvert City.

•	Continued strong industry conditions.

Houston, TX – August 3, 2006 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $67.2 million, or $1.03 per diluted share, for the second quarter of 2006, an increase of 39% from the second quarter of 2005 net income of $48.5 million, or $0.74 per diluted share. Income from operations was $106.9 million on net sales of $669.3 million for the second quarter of 2006. This compares favorably with second-quarter 2005 income from operations of $82.8 million on net sales of $580.7 million. The improvement in income from operations was primarily the result of increased selling prices, which outpaced higher feedstock costs. The improvement in income from operations was partially offset by lower production volumes and higher maintenance expense due to a planned maintenance turnaround at the Company’s facilities in Calvert City, Kentucky.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report strong second quarter results despite the negative impact of a major planned maintenance turnaround at Calvert City. Sales increased $89 million, or 15%, over the second quarter of 2005. In addition, our income from operations margin (‘operating margin’) increased to 16% in the second quarter of 2006 from 14% in the second quarter of 2005. Income from operations in the first six months of 2006 was the highest in the history of the company, and operating margin was the highest since 1995. We continue to benefit from our vertical integration strategy and robust product demand for our key products.”

Second quarter results were positively impacted by the utilization of first-in, first-out (FIFO) inventory accounting as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry as a result of rising feedstock costs.

Second quarter 2006 net income increased $15.9 million, or $0.24 per diluted share, from the $51.3 million net income, or $0.79 per diluted share, reported in the first quarter of 2006 primarily due to the $25.9 million ($16.3 million after tax) of debt retirement costs incurred in the first quarter of 2006. Second quarter 2006 income from operations decreased $4.0 million from the income from operations of $110.9 million reported in the first quarter of 2006, while net sales increased by $50.5 million from the $618.8 million reported in the first quarter of 2006. The decrease in income from operations was due to a planned outage for maintenance turnaround at the Company’s vinyls complex in Calvert City, Kentucky which was successfully completed in the second quarter and lower operating margins in the Company’s vinyls segment due to higher feedstock costs and lower average selling prices. The increase in sales was primarily due to higher sales volumes for the Company’s major products.

For the six months ended June 30, 2006, net income was $118.5 million, or $1.82 per diluted share, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006. For the first six months of 2005 net income was $109.7 million and EPS was $1.68 per diluted share. Net sales increased $88.7 million or 7% to $1,288.0 million for the six months ended June 30, 2006 from the $1,199.3 million reported for the six months ended June 30, 2005. Income from operations was $217.7 million for the six months ended June 30, 2006 as compared to $184.5 million for the six months ended June 30, 2005. The year to date increases were primarily due to higher selling prices which outpaced higher feedstock and natural gas costs. Year to date net income for 2006 also benefited from lower interest expense resulting from lower interest rates due to the refinancing completed in the first quarter of this year.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2006 increased 28% to $130.3 million compared to $101.9 million in the second quarter of 2005 and increased 21% compared to $107.8 million in the first quarter of 2006. EBITDA in the first quarter of 2006 was negatively impacted by debt retirement costs of $25.9 million. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $146.9 million for the six months ended June 30, 2006, $62.9 million of which was used for capital additions. At the end of the second quarter the Company’s cash balance was $275.6 million and debt was $260.1 million.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $30.0 million, or 94%, to $62.0 million in the second quarter of 2006 from $32.0 million in the second quarter of 2005. This increase was primarily due to higher selling prices for all of the Company’s major products and higher sales volumes for polyethylene. These increases were partially offset by lower sales volumes for ethylene and styrene and higher feedstock costs. Merchant ethylene sales volumes were lower for the second quarter of 2006 as compared to the second quarter of 2005 largely due to the increase in internal ethylene consumption at our Geismar vinyls facility.

Second quarter 2006 income from operations for the Olefins segment increased by $2.4 million from the $59.6 million income from operations reported in the first quarter of 2006. This increase was primarily due to higher sales volumes and lower natural gas costs.

Income from operations for the Olefins segment increased by $27.2 million, or 29%, to $121.6 million for the six months ended June 30, 2006 from $94.4 million for the six months ended June 30, 2005. This increase was primarily due to price increases for all of the segment’s products. These increases were partially offset by higher natural gas and feedstock costs and lower merchant ethylene sales volumes. As discussed above merchant ethylene sales volumes were lower due to the increase in internal ethylene consumption at the Geismar facility.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $6.7 million to $44.3 million in the second quarter of 2006 from $51.0 million in the second quarter of 2005. This decrease was primarily due to a planned outage for maintenance turnaround at the Company’s vinyls complex in Calvert City, Kentucky which was successfully completed in the second quarter. Higher selling prices for most of the Company’s vinyls products and higher sales volumes for PVC resin and PVC pipe were more than offset by lower sales volumes and prices for VCM and increased raw material costs.

Second quarter income from operations for the Vinyls segment decreased by $10.1 million from the $54.4 million income from operations reported in the first quarter of 2006. This decrease was primarily due to the outage for a planned maintenance turnaround at the Company’s vinyls complex in Calvert City, Kentucky, lower selling prices for VCM, PVC resin and PVC pipe and higher feedstock costs. These decreases were partially offset by higher sales volumes and lower natural gas costs.

Income from operations for the Vinyls segment increased by $6.1 million, or 7%, to $98.7 million for the six months ended June 30, 2006 from $92.6 million for the six months ended June 30, 2005. This increase was primarily due to higher selling prices for PVC resin and PVC pipe and higher sales volumes for PVC resin. These increases were partially offset by the impact from a planned maintenance turnaround during the second quarter of 2006 and higher natural gas and feedstock costs. PVC resin sales volumes increased largely due to additional production from the Geismar vinyls facility.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC in February 2006.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization.

The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter results will be held Thursday, August 3, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 510-9834, or (617) 614-3669 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 77946714.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Thursday, August 10, 2006. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 95712404.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1353908 and the earnings release can be obtained via the company’s Web page at:

http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended June 30,		Year-to-Date June 30,
	2006	2005	2006	2005
Net sales	$669,267	$580,659	$1,288,046	$1,199,275
Cost of sales	544,055	481,179	1,031,776	980,012

Gross profit	125,212	99,480	256,270	219,263

Selling, general and administrative expenses	18,359	16,717	38,538	34,792

Income from operations	106,853	82,763	217,732	184,471

Interest expense	(3,898)	(5,879)	(9,924)	(12,033)
Debt retirement cost	—	—	(25,853)	(646)
Other income, net	3,055	(1,281)	5,389	(566)

Income before income taxes	106,010	75,603	187,344	171,226

Income tax provision	38,841	27,077	68,838	61,557

Net income	$67,169	$48,526	$118,506	$109,669

Basic earnings per share	$1.03	$0.75	$1.82	$1.69
Diluted earnings per share	$1.03	$0.74	$1.82	$1.68

Weighted average shares outstanding
Basic	65,104,100	64,995,129	65,098,181	64,966,790

Diluted	65,235,847	65,203,447	65,233,323	65,247,563

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited June 30, 2006	December 31, 2005
Current Assets
Cash and cash equivalents	$275,615	$237,895
Accounts receivable (net)	323,009	302,779
Inventories, net	343,093	339,870
Other current assets	24,418	22,319

Total current assets	966,135	902,863
Property, plant and equipment (net)	900,791	863,232
Other assets (net)	75,437	61,094

Total assets	$1,942,363	$1,827,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$301,091	$304,649
Current portion of long-term debt	—	1,200

Total current liabilities	301,091	305,849
Long-term debt	260,115	265,689
Other liabilities	269,697	261,545

Total liabilities	830,903	833,083

Stockholders’ equity	1,111,460	994,106

Total liabilities and stockholders’ equity	$1,942,363	$1,827,189

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash flows from operating activities
Net income	$118,506	$109,669

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,896	41,544
Deferred tax expense	10,736	22,757
Other balance sheet changes	(23,238)	(30,272)

Net cash provided by operating activities	146,900	143,698

Cash flows from investing activities
Additions to property, plant and equipment	(62,887)	(44,092)
Addition to equity investment	(4,574)	—
Proceeds from disposition of assets	7	34
Settlements of derivative instruments	(27,445)	—

Net cash used for investing activities	(94,899)	(44,058)

Cash flows from financing activities
Proceeds from exercise of stock options	396
Dividends paid	(3,583)	(2,763)
Proceeds from borrowings	249,185
Repayments of borrowings	(256,000)	(30,600)
Capitalized debt costs	(4,279)

Net cash used for financing activities	(14,281)	(33,363)

Net increase in cash and cash equivalents	37,720	66,277

Cash and cash equivalents at beginning of period	237,895	43,396

Cash and cash equivalents at end of period	$275,615	$109,673

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales to External Customers
Olefins	$348,652	$317,390	$688,369	$694,057
Vinyls	320,615	263,269	599,677	505,218

	$669,267	$580,659	$1,288,046	$1,199,275

Income (Loss) from Operations
Olefins	$62,029	$32,004	$121,594	$94,416
Vinyls	44,251	50,980	98,662	92,632
Corporate and Other	573	(221)	(2,524)	(2,577)

	$106,853	$82,763	$217,732	$184,471

Depreciation and Amortization
Olefins	$11,829	$12,178	$23,579	$24,932
Vinyls	8,561	8,269	17,258	16,598
Corporate and Other	31	14	59	14

	$20,421	$20,461	$40,896	$41,544

Other Income (Expense), net
Olefins	$(1)	$(2,227)	$(1)	$(1,928)
Vinyls	38	435	85	465
Corporate and Other*	3,018	511	(20,548)	251

	$3,055	$(1,281)	$(20,464)	$(1,212)

*	Debt retirement costs of $25,853 and $646 are included in the six months ended June 30, 2006 and June 30, 2005, respectively

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Three Months Ended March 31, 2006	Three Months Ended June 30,		Six Months Ended June 30,
		2006	2005	2006	2005
EBITDA	$107,835	$130,329	$101,943	$238,164	$224,803
Less:
Income tax provision	29,997	38,841	27,077	68,838	61,557
Interest expense	6,026	3,898	5,879	9,924	12,033
Depreciation and amortization	20,475	20,421	20,461	40,896	41,544

Net income	51,337	67,169	48,526	118,506	109,669
Changes in operating assets and liabilities	10,932	6,726	31,430	17,658	11,272
Deferred income taxes	4,490	6,246	11,486	10,736	22,757

Cash flow from operating activities	$66,759	$80,141	$91,442	$146,900	$143,698

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Qtr2-06 v. Qtr2-05		Qtr2-06 v. Qtr1-06
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	+17.1%	-3.4%	-7.6%	+10.9%
Vinyls[2]	+11.4%	+9.3%	-1.7%	+16.9%
Average	+14.4%	+2.4%	-4.9%	+13.7%

[1]	Includes: Ethylene and co-products, polyethylene, and styrene
[2]	Includes: Ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices

	Qtr 2 ‘05	Qtr 3 ‘05	Qtr 4 ‘05	Qtr 1 ‘06	Qtr 2 ‘06
Ethane (cents/lb)	17.6	23.1	25.7	19.2	22.8
Propane (cents/lb)	19.5	22.9	25.2	22.4	24.9
Ethylene (cents/lb) (1)	38.3	41.2	55.8	50.3	46.5
Polyethylene (cents/lb) (2)	62.0	65.2	86.0	78.0	73.0
Styrene (cents/lb) (3)	61.6	60.3	63.8	60.6	61.7
Caustic ($/ short ton) (4)	382.5	390.0	457.5	424.2	393.3
Chlorine ($/ short ton) (5)	350.0	350.0	357.5	332.5	332.5
VCM (cents/lb) (6)	37.5	38.6	48.0	44.0	42.2
PVC (cents/lb) (7)	54.2	53.2	65.8	62.8	60.0

Source: CMAI

(1)	Contract-Net Transaction (Pipeline)
(2)	Contract Low Density Polyethylene, GP- Film (Domestic Market, Contract, GP-Film)
(3)	Contract-Styrene (Contract Market)
(4)	Contract-Diaphragm caustic (Grade, Avg - incl Forecast)
(5)	Contract Chlorine (Contract Market Avg)
(6)	Contract Vinyl Chloride Monomer (Calculated Market Value)
(7)	Contract Polyvinyl Chloride-Pipe Grade (Contract Market)